UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 29, 2015, Harvest Natural Resources, Inc. (the “Company”) received a correspondence (the “Notice”) from the New York Stock Exchange (“NYSE”) that the Company was not in compliance with the NYSE’s continued listing requirements. Specifically, Section 303A.07(a) of the NYSE Listed Company Manual requires NYSE-listed companies to maintain a minimum of three independent directors on its audit committee. As previously disclosed, on June 19, 2015, Dr. Igor Effimoff, Mr. H. H. Hardee and Mr. J. Michael Stinson resigned as directors of the Company in connection with the transaction between the Company and CT Energy Holding SRL. As a result of these resignations, only one independent director comprised the Company’s audit committee on the date of the Notice.

On June 30, 2015, the Company’s Board of Directors approved the appointment of Mr. Edgard Leal and Mr. Robert E. Irelan, both current independent directors, as new members of the Company’s audit committee to replace Dr. Effimoff, Mr. Hardee and Mr. Stinson. Mr. Patrick M. Murray remains on the Company’s audit committee as its financial expert and chair. Accordingly, the Company is now in compliance with Section 303A.07(a) of the NYSE Listed Company Manual.

The Company’s business operations, securities reporting requirements and debt obligations are unaffected by the Notice.

Item 8.01	Other Events.

In addition to the appointments made to the Company’s audit committee, on June 30, 2015, the Company’s Board of Directors approved the appointment of Mr. Irelan as a new member of the Company’s nominating and corporate governance committee to replace Mr. Hardee and the appointment of Mr. Leal and Mr. Murray as new members of the Company’s human resources committee to replace Dr. Effimoff and Mr. Stinson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc.
Dated: July 2, 2015

	By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel